UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

BIOMX INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BIOMX INC.

1167 Massachusetts Avenue

Arlington, MA 02476

NOTICE OF EXTRAORDINARY SPECIAL MEETING OF STOCKHOLDERS

To Be Held on April 10, 2026

Dear Stockholders of BiomX Inc.:

You are cordially invited to attend the Extraordinary Special Meeting of Stockholders (the “Special Meeting”) of BiomX Inc., a Delaware corporation (the “Company”), to be held on Friday, April 10, 2026 at 10:00 a.m. Eastern Time. The Special Meeting will be held in a virtual meeting format only, via live webcast at https://www.cstproxy.com/biomx/2026. You will not be able to attend the Special Meeting in person.

The Special Meeting is being held for the following purpose:

Proposal 1 - Approval of the BiomX Inc. 2026 Equity Incentive Plan: To approve the BiomX Inc. 2026 Equity Incentive Plan (the “2026 Plan”), which provides for the issuance of up to 1,390,000 shares of Common Stock, with an annual automatic increase (the “Evergreen Mechanism”) of 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year for a period of ten (10) years, commencing January 1, 2027 and ending January 1, 2036, as more fully described in the accompanying Proxy Statement; and

Proposal 2 - Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to approve Proposal 1.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 23, 2026 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.

The Board unanimously recommends that you vote “FOR” each of the proposals described herein.

Your vote is very important. Whether or not you expect to attend the Special Meeting virtually, we urge you to vote your shares as promptly as possible by completing, signing, dating and returning the enclosed proxy card, or by submitting your proxy by telephone or over the Internet as described in the accompanying Proxy Statement. If you attend the Special Meeting and wish to vote your shares during the meeting, you may revoke your proxy at that time and vote during the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE EXTRAORDINARY SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 10, 2026: This notice, the proxy statement, form of proxy and the 2026 Equity Incentive Plan are available at https://www.cstproxy.com/biomx/2026.

By Order of the Board of Directors,

Michael Oster

Chief Executive Officer

Arlington, Massachusetts

March 25, 2026

BIOMX INC.

1167 Massachusetts Avenue

Arlington, MA 02476

PROXY STATEMENT

FOR EXTRAORDINARY SPECIAL MEETING OF STOCKHOLDERS

To Be Held on April 10, 2026

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders of BiomX Inc., a Delaware corporation (the “Company,” “BiomX,” “we,” “us” or “our”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Extraordinary Special Meeting of Stockholders (the “Special Meeting”) to be held on Thursday, April 10, 2026 at 10:00 a.m. Eastern Time, or any adjournment or postponement thereof. The Special Meeting will be held entirely online to allow for greater participation. Stockholders may participate in the Special Meeting by visiting the following hosting URLt https://www.cstproxy.com/biomx/2026.

This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 25, 2026.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these proxy materials because the Board is soliciting your proxy to vote at the Special Meeting. This Proxy Statement summarizes the information you need to vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares.

What is being voted on at the Special Meeting?

The stockholders are being asked to consider and vote on two proposals: (1) the approval of the BiomX Inc. 2026 Equity Incentive Plan, and (2) the approval of an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Who is entitled to vote at the Special Meeting?

Stockholders of record at the close of business on March 23, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to a vote of stockholders. As of the Record Date, there were approximately 6,543,516 shares of Common Stock outstanding and entitled to vote.

What constitutes a quorum?

The presence, in person (virtually) or by proxy, of stockholders holding at least one-third (1/3) of the outstanding shares of Common Stock entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

What vote is required to approve each proposal?

Proposal 1 (Approval of 2026 Equity Incentive Plan): The affirmative vote of the holders of a majority of the shares of Common Stock present in person (virtually) or represented by proxy at the Special Meeting and entitled to vote thereon is required for approval. Abstentions will have the same effect as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome. Proposal 2 (Adjournment Proposal): The affirmative vote of the holders of a majority of the shares of Common Stock present in person (virtually) or represented by proxy at the Special Meeting and entitled to vote thereon is required for approval. Abstentions will have the same effect as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote “FOR” the approval of the 2026 Equity Incentive Plan (Proposal 1) and “FOR” the Adjournment Proposal (Proposal 2).

How can I vote my shares?

If you are a stockholder of record, you may vote by: (1) completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope provided; (2) voting by telephone by calling the number provided on the proxy card and following the instructions; (3) voting over the Internet by visiting the website indicated on the proxy card and following the instructions; or (4) attending the Special Meeting virtually and voting during the meeting.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by: (1) delivering a written notice of revocation to the Secretary of the Company; (2) submitting a later-dated proxy by mail, telephone, or Internet; or (3) attending the Special Meeting virtually and voting during the meeting. Attendance at the Special Meeting alone will not revoke a proxy.

What happens if I do not vote or if I abstain?

If you are a stockholder of record and you do not vote, your shares will not be counted for purposes of determining whether a quorum is present or for purposes of determining the outcome of the proposals. If you abstain, your shares will be counted for quorum purposes and will have the same effect as a vote “AGAINST” each proposal.

Who is paying for this proxy solicitation?

The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company, without additional compensation, personally or by telephone, e-mail or other means of communication. The Company will also reimburse banks, brokers, nominees, custodians and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of Common Stock.

PROPOSAL 1

APPROVAL OF THE BIOMX INC. 2026 EQUITY INCENTIVE PLAN

Overview

On March 20, 2026, the Board adopted, subject to stockholder approval, the BiomX Inc. 2026 Equity Incentive Plan (the “2026 Plan”). The Board is seeking stockholder approval of the 2026 Plan at the Special Meeting. If approved by stockholders, the 2026 Plan will become effective as of the date of stockholder approval (the “Effective Date”).

The 2026 Plan is designed to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its subsidiaries by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests with the long-term interests of the Company’s stockholders.

The 2026 Plan will replace the Company’s Amended and Restated 2019 Omnibus Long-Term Incentive Plan (the “Prior Plan”) as the Company’s primary equity compensation plan. Awards previously granted under the Prior Plan will remain outstanding and valid in accordance with their terms, but no new awards will be granted under the Prior Plan following the Effective Date.

Why We Are Requesting Stockholder Approval

The Board believes that equity incentive compensation is a critical component of the Company’s compensation program and is essential to the Company’s ability to attract, retain and motivate the talented individuals necessary to execute the Company’s strategic plan. In particular, in light of the Company’s ongoing strategic repositioning and recent leadership transitions, including the appointment of Michael Oster as Chief Executive Officer and David Rokach as Chief Financial Officer, the Board believes that establishing a new equity incentive plan is essential to align the interests of the Company’s new management team and other key personnel with those of the Company’s stockholders.

The Company is required to obtain stockholder approval of the 2026 Plan pursuant to the applicable listing rules of the NYSE American.

Summary of the 2026 Plan

The following is a summary of the material terms of the 2026 Plan. This summary is qualified in its entirety by reference to the full text of the 2026 Plan, which is attached hereto as Appendix A and incorporated herein by reference. Stockholders are urged to read the full text of the 2026 Plan carefully before voting.

Shares Available for Issuance. The initial share reserve under the 2026 Plan is 1,390,000 shares of Common Stock (the “Initial Share Reserve”).

Evergreen Mechanism. The aggregate number of shares available under the 2026 Plan will automatically increase on January 1 of each year, commencing January 1, 2027 and ending January 1, 2036, in an amount equal to 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year. The Board may act prior to the applicable January 1 to provide that there will be no annual increase for such year, or that the increase will be a lesser number of shares. This mechanism is consistent with the evergreen provision contained in the Company’s Prior Plan.

Share Recycling. Shares subject to Awards that expire, are forfeited, cancelled, settled in cash, or are withheld for taxes will be returned to the share pool and become available for future Awards.

Eligible Participants. All employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its subsidiaries are eligible to receive Awards under the 2026 Plan.

Types of Awards. The 2026 Plan permits the grant of: (i) Incentive Stock Options (ISOs); (ii) Nonqualified Stock Options (NQSOs); (iii) Stock Appreciation Rights (SARs); (iv) Restricted Stock; (v) Restricted Stock Units (RSUs); (vi) Performance Awards; and (vii) Other Stock-Based Awards.

Plan Administration. The 2026 Plan will be administered by the Board, which may delegate authority to the Compensation Committee of the Board. The Plan Administrator has broad discretion to determine the terms and conditions of Awards.

Exercise Price. The exercise price per share for Options and the base price for SARs may not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (110% in the case of ISOs granted to Ten Percent Stockholders).

Term. No Option or SAR may be exercisable more than ten (10) years after the date of grant (five years for ISOs granted to Ten Percent Stockholders). The 2026 Plan itself will terminate on April 10, 2036 (the tenth anniversary of the Effective Date).

No Repricing. The 2026 Plan prohibits the repricing of outstanding Options and SARs without stockholder approval.

Minimum Vesting. Awards granted under the 2026 Plan are subject to a minimum vesting period of one year, with a 5% carve-out for exceptions.

Change in Control. The 2026 Plan provides for “double-trigger” vesting acceleration in connection with a Change in Control. Unless otherwise provided in an Award Agreement, if Awards are assumed or substituted in a Change in Control and the Participant’s service is subsequently terminated without Cause or for Good Reason within 24 months following the Change in Control, such Awards will become fully vested and exercisable.

Clawback. All Awards are subject to any clawback or recoupment policy adopted by the Company, including policies adopted to comply with the Dodd-Frank Act and Rule 10D-1 under the Exchange Act.

Section 409A Compliance. The 2026 Plan and all Awards are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code.

Governing Law. The 2026 Plan is governed by the laws of the State of Delaware.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences applicable to Awards under the 2026 Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences. Participants should consult their own tax advisors regarding the specific tax consequences of participation in the 2026 Plan.

Incentive Stock Options. An optionee generally recognizes no taxable income upon the grant or exercise of an ISO (although alternative minimum tax may apply upon exercise). If the shares acquired upon exercise of an ISO are held for at least two years from the date of grant and one year from the date of exercise, any gain or loss realized upon disposition of such shares will be treated as long-term capital gain or loss. If these holding period requirements are not met (a “disqualifying disposition”), the optionee will recognize ordinary income in the year of disposition equal to the difference between the exercise price and the lower of the Fair Market Value on the date of exercise or the sale price.

Nonqualified Stock Options. An optionee generally recognizes no taxable income upon the grant of a NQSO. Upon exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the Fair Market Value of the shares on the date of exercise. The Company is generally entitled to a corresponding deduction.

Restricted Stock and RSUs. A participant generally recognizes ordinary income upon the vesting (or settlement, in the case of RSUs) of Restricted Stock or RSUs equal to the Fair Market Value of the shares on the vesting or settlement date (less any amount paid by the participant). A participant who receives Restricted Stock may elect, under Section 83(b) of the Code, to recognize ordinary income at the time of grant. The Company is generally entitled to a corresponding deduction.

Section 409A. Awards under the 2026 Plan that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are subject to special rules regarding the timing of distributions. Failure to comply with Section 409A may result in additional taxes and penalties to the participant.

New Plan Benefits

Future grants under the 2026 Plan are subject to the discretion of the Plan Administrator, and therefore, it is not possible to determine the benefits that will be received by any particular participant or group of participants under the 2026 Plan. No Awards have been granted under the 2026 Plan as of the date of this Proxy Statement.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BIOMX INC. 2026 EQUITY INCENTIVE PLAN.

PROPOSAL 2

ADJOURNMENT PROPOSAL

If, at the Special Meeting, the number of shares of Common Stock present in person (virtually) or represented by proxy and voting in favor of Proposal 1 is insufficient to approve Proposal 1, the Company intends to move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in favor of Proposal 1.

In this proposal, the Company is asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting to another time and place, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to approve Proposal 1. If the stockholders approve this Proposal 2, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously voted.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person (virtually) or represented by proxy at the Special Meeting and entitled to vote thereon is required for approval of this proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s current directors and executive officers as of the Record Date:

Name	Age	Position	Serving Since
Michael Oster	54	Chief Executive Officer, Director	March 2026
David Rokach	58	Chief Financial Officer	February 2026
Reuven Yeganeh	47	Director	December 2025
Liat Bidas	48	Director	February 2026
Guy Arieli	43	Director	February 2026
Shaked Ran	44	Director	February 2026
Amir Shalom	45	Director	March 2026

Michael Oster, Chief Executive Officer and Director

Mr. Oster was appointed as Chief Executive Officer and as a director of the Company effective March 4, 2026. Mr. Oster brings extensive experience in corporate strategy, mergers and acquisitions, and operational leadership across capital-intensive industries including energy, infrastructure, and industrial sectors. Since 2024 Mr. Oster has been serving as Chief Executive Officer and a member of the board of directors of Saffron Tech Ltd., an agritech company focused on innovative saffron cultivation technologies, as well and its parent company Sattivus Tech Corporation (OTC: SATT). During this period, he also served as a member of the board of directors of BladeRanger Ltd. (TASE: BLRN), a publicly traded Israeli innovator in advanced drone payload systems for defense, homeland security, and solar applications. From 2018 to 2024, Mr. Oster managed and was a principal of a real estate entity in Dallas, Texas focused on the acquisition and management of multi family units. From 2003 to 2017, Mr. Oster served as Senior Vice President of Mergers and Acquisitions at Alon USA Energy, Inc. (NYSE: ALJ), where he led numerous strategic transactions during the company’s growth as a publicly traded energy company with approximately $8 billion in revenue. The Company believes Mr. Oster’s background provides experience in operational leadership and strategic insight essential to the role of Chief Executive Officer at this juncture of the Company’ development.

David Rokach, Chief Financial Officer

Mr. Rokach, age 58, was appointed as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of the Company effective February 27, 2026. Mr. Rokach has served as a director on the board of directors of T3 Defense Inc. (Nasdaq: DFNS) (formerly Nukkleus Inc.), a strategic acquirer and operator of aerospace and defense businesses, since 2024. From 2017 to 2025, he served as CEO, partner and senior manager of Newcom Finance, a financial services firm focused on pension fund management and portfolio construction. From 2021 to 2023, he served as CEO of Granit Investment Company. Mr. Rokach holds extensive experience in executive leadership, public company governance and investment strategy.

Reuven Yeganeh, Director

Mr. Yeganeh, age 47, has served as a director of the Company since December 2025. Mr. Yeganeh also serves as a director of T3 Defense Inc. (Nasdaq: DFNS), a strategic acquirer and operator of aerospace and defense businesses. Since 2024, Mr. Yeganeh has been the CEO of Continual Ltd. From 2020 to 2023, he managed investments as a derivatives trader at Inbar Group Finance Ltd. He previously served as Chairman of the board of Fantasy Network (2018-2020) and Direct Capital (2018-2019). Mr. Yeganeh holds a B.A. in Economics and Management with a specialization in Finance from Ruppin Academic Center and is a Licensed Investment Portfolio Manager by the Israel Securities Authority.

Liat Bidas, Director

Ms. Bidas has served as a director of the Company since February 2026. Ms. Bidas is a Managing Partner at UpStream Capital Group, where since 2014 she has been engaged in investments in financial and real estate transactions, and provides advisory services and merger proposals. Ms. Bidas serves as Chairperson of the Audit Committee and the Nominating and Corporate Governance Committee.

Guy Arieli, Director

Mr. Arieli has served as a director of the Company since February 2026. Mr. Arieli, age 43, is a pension and investment advisory specialist with extensive experience in providing pension consulting, investment advisory, and managing strategic client portfolios for corporate and institutional clients. Since 2014, Mr. Arieli has been self-employed, providing freelance consulting services to leading insurance and financial firms, including managing El Al Airlines’ portfolio and pension arrangements for hundreds of employees. Previously, Mr. Arieli served as a Pension and Investment Advisor at Mivtach Simon Insurance Agencies Ltd. from 2012 to 2014 and as a Pension Consultant and in marketing of financial products at Perfect Investment House (a subsidiary of Altshuler Shaham) from 2009 to 2012. Mr. Arieli holds an MBA with a specialization in Finance from Netanya Academic College and a B.B.A. and Industrial Engineering degree from Ruppin Academic Center, and previously held investment advisory and pension advisory licenses issued by the Israel Securities Authority and the Capital Market, Insurance and Savings Authority, respectively.

Shaked Ran, Director

Mr. Ran, age 44, is an investment advisor and portfolio manager with over 20 years of experience (2006-present) in capital markets, financial analysis, and investment management, with expertise in market analysis, risk assessment, and developing investment strategies for private and institutional clients. Since 2015, Mr. Ran has served as a self-employed independent investment advisor and portfolio manager in Jerusalem, Israel. Previously, Mr. Ran provided portfolio management and investment advisory services on a freelance basis from 2010 to 2015, and served as a financial analyst and investment advisor from 2006 to 2010, providing market research and investment recommendations. Mr. Ran holds a certificate in Financial Markets Analysis and Investments from Capital Markets College and completed advanced coursework in Financial Information Systems at High-Tech College.

Amir Shalom, Director

Mr. Shalom, age 45, has served as a director of the Company since March 2026. Since 2008, Mr. Shalom has been the Operations Manager of the Imaging Institute at Barzilai Medical Center in Israel, where he has full operational responsibility for a large medical imaging institute with a team of approximately 20 employees. Mr. Shalom holds a BA in Criminology and Sociology and a BA in Economics and Business Administration from Bar Ilan University. Mr. Shalom serves as Chairman of the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued during the fiscal years ended December 31, 2025 and December 31, 2024, with respect to (i) our Chief Executive Officer, (ii) our two other most highly compensated executive officers, who each earned more than $100,000 during the fiscal year ended December 31, 2025, and were serving as executive officers as of such date.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(4)	Option Awards ($)(2)	All Other Compensation ($)(1)(3)	Total ($)(1)
Jonathan Solomon(5)	2025	453,317	—	70,725	639,338	211,642	1,375,022
Chief Executive Officer	2024	415,103	50,689	49,798	460,921	102,081	1,078,592
Marina Wolfson(6)	2025	249,102	—	38,248	164,765	101,339	553,454
Chief Financial Officer	2024	179,905	—	—	124,854	46,793	351,552
Dr. Merav Bassan(7)	2025	285,009	—	44,415	165,609	147,297	642,330
Chief Development Officer	2024	265,809	31,833	31,273	130,859	73,208	532,982

(1)	All amounts paid in NIS have been translated into U.S. dollars using the average exchange rate of NIS 3.45 to $1.00 for fiscal year 2025 and NIS 3.67 to $1.00 for fiscal year 2024.

(2)	Amounts in this column represent the aggregate grant date fair value of option awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. See Notes to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value of our equity awards.

(3)	Amounts for fiscal year 2025 include for each named executive officer: (a) contributions by BiomX Ltd. to pension and insurance funds; (b) contributions to an educational fund; (c) automobile and transportation expense reimbursement; and (d) a cash payment equal to three months’ salary approved by the Board on March 24, 2025, on account of each officer’s existing personal non-statutory severance agreement, the payment of which reduced each officer’s non-statutory severance entitlement.

(4)	Amounts in this column represent the aggregate grant date fair value of RSU awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718.

(5)	Mr. Solomon resigned as Chief Executive Officer and from the Board effective March 4, 2026. Michael Oster was appointed as Chief Executive Officer effective the same date.

(6)	Ms. Wolfson resigned as Chief Financial Officer effective February 24, 2026. David Rokach was appointed as Chief Financial Officer effective February 27, 2026.

(7)	Dr. Bassan resigned as Chief Development Officer effective February 24, 2026.

Narrative Disclosure to the Summary Compensation Table

Option Awards

Prior to the Business Combination, option awards were granted to our named executive officers under the 2015 Plan. Option awards granted to our named executive officers after the closing of the Business Combination are granted pursuant to the 2019 Plan. In each case, one fourth of the options vest and become exercisable on the first anniversary of the grant date, and the remainder of the options vest and become exercisable in 12 equal quarterly instalments, subject to the named executive officer’s continued employment; provided that the options will vest and become exercisable in the event the named executive officer is terminated within the twelve (12) month period following the occurrence of a Change in Control (as defined in the applicable grant agreement) as a result of an involuntary termination without Cause (as defined in the applicable grant agreement) or a voluntary termination with Good Reason (as defined in the applicable grant agreement). Subject to the terms of any employment agreement, the unexercised portion of these awards is generally forfeited by a participant on the date his or her employment is terminated other than due to death or disability. In the event of death or disability, the options become fully exercisable and remain exercisable for a period specified in the applicable award agreement.

RSU Awards

In September 2024, pursuant to our 2019 Plan, we granted RSUs to four senior officers and one service provider. In April 2025, pursuant to our 2019 Plan, we granted RSUs to three senior officers. In each case, the RSUs were fully vested and issued on the grant date and are not subject to continued service to the Company.

Bonus Awards

We have an annual corporate and individual goal-setting and review process for our named executive officers that is the basis for the determination of potential annual bonuses. Each of our named executive officers is eligible for annual performance-based bonuses of up to a specific percentage of their salary, ranging from 40% to 50% subject to approval by the Board or the Compensation Committee. The performance-based bonus is tied to a set of specified corporate and/or individual goals and objectives reviewed and approved by the Board, such as clinical and development milestones, meeting budget and strategic goals, and we conduct an annual performance review to determine the attainment of such goals and objectives. Our management may propose bonus awards to the Board primarily based on such review process. The Compensation Committee makes the final determination of the achievement of both the specified corporate and strategic objectives and the eligibility requirements for and the amount of such bonus awards and recommends a bonus award payout to the Board for approval. For fiscal year 2025, no performance-based bonuses were paid to the named executive officers.

Employment Agreements

Below are descriptions of our employment agreements with our named executive officers who served during fiscal year 2025. All three named executive officers resigned from their positions in February and March 2026.

Jonathan Solomon

Pursuant to an employment agreement dated February 1, 2016, by and between BiomX Ltd. and Mr. Solomon, as the Chief Executive Officer of BiomX Ltd., as amended, Mr. Solomon was entitled to a base salary of NIS 100,000, or approximately $27,304, per month, and an additional gross payment of NIS 25,000, or approximately $6,759, per month for up to 40 hours per month worked outside of normal business hours and normal business days (together with the base salary, Mr. Solomon’s Salary). BiomX Ltd. also made customary contributions on Mr. Solomon’s behalf to a pension fund or a managers insurance company, at Mr. Solomon’s election, in an amount equal to 8.33% of his Salary, allocated to a fund for severance pay, and an additional amount equal to 5.00% of the Salary in case Mr. Solomon is insured through a managers insurance policy, or 6.50% of Mr. Solomon’s Salary in case Mr. Solomon is insured through a pension fund, which shall be allocated to a provident fund or pension plan. In case Mr. Solomon chose to allocate his pension payments to a managers insurance policy (and not a pension fund), the Company also insured him under a work disability insurance policy at the rate required to insure 100% of Mr. Solomon’s Salary and for this purpose contributed an amount of up to 2.50% of Mr. Solomon’s Salary insured in such insurance policy for disability insurance. These payments were intended to be in lieu of statutory severance pay that Mr. Solomon would otherwise be entitled to receive from BiomX Ltd. in accordance with Severance Pay Law 5723-1963 (the “Severance Pay Law”). BiomX Ltd. also contributed 7.50% of Mr. Solomon’s monthly salary to a recognized educational fund. BiomX Ltd. also reimbursed Mr. Solomon for automobile maintenance and transportation expenses of NIS 2,000, or $541 per month. Mr. Solomon was also entitled to non-statutory 12 months severance, upon either (i) resignation with a good reason, or (ii) termination without cause (as the terms good reason and cause would be defined by the parties, consistent with the Company’s past practice), provided that Mr. Solomon waived all claims and continued to comply with the other terms of his employment agreement. On March 24, 2025, the Board approved a cash payment equal to three months’ salary for Mr. Solomon on the account of his existing personal non-statutory severance agreement. Following the payment, Mr. Solomon’s non-statutory severance was reduced to nine months. Mr. Solomon resigned as Chief Executive Officer and from the Board effective March 4, 2026.

Marina Wolfson

Pursuant to an employment agreement dated December 1, 2019, by and between BiomX Ltd. and Ms. Wolfson, as amended, she served as our Chief Financial Officer. Ms. Wolfson was entitled to a base salary of NIS 54,080, or approximately $14,620, per month, and an additional gross payment of NIS 13,520, or approximately $3,655, per month for up to 40 hours per month worked outside of normal business hours and normal business days (together with the base salary, Ms. Wolfson’s Salary). BiomX Ltd. also made customary contributions on Ms. Wolfson’s behalf to a pension fund or a managers insurance company, at Ms. Wolfson’s election, in an amount equal to 8.33% of Ms. Wolfson’s Salary, allocated to a fund for severance pay, and an additional amount equal to 5.00% of Ms. Wolfson’s Salary in case Ms. Wolfson is insured through a managers insurance policy, or 6.50% of Ms. Wolfson’s Salary in case Ms. Wolfson is insured through a pension fund, which shall be allocated to a provident fund or pension plan. In case Ms. Wolfson chose to allocate her pension payments to a managers insurance policy (and not a pension fund), the Company also insured her under a work disability insurance policy at the rate required to insure 75% of Ms. Wolfson’s Salary and for this purpose contributed an amount of up to 2.50% of Ms. Wolfson’s Salary insured in such insurance policy for disability insurance. These payments were in lieu of statutory severance pay that Ms. Wolfson would otherwise be entitled to receive from BiomX Ltd. in accordance with the Severance Pay Law. BiomX Ltd. also contributed 7.50% of Ms. Wolfson’s monthly Salary (not to exceed NIS 15,712, or approximately $4,248) to a recognized educational fund. The Company reimbursed Ms. Wolfson for automobile maintenance and transportation expenses of NIS 2,500, or approximately $676, per month. Ms. Wolfson was also entitled to non-statutory 9 months severance, upon either (i) resignation with a good reason, or (ii) termination without cause (as the terms good reason and cause would be defined by the parties, consistent with the Company’s past practice), provided that Ms. Wolfson waived all claims and continued to comply with the other terms of her employment agreement. On March 24, 2025, the Board approved a cash payment equal to three months’ salary for Ms. Wolfson on the account of her existing personal non-statutory severance agreement. Following the payment, Ms. Wolfson’s non-statutory severance was reduced to six months. Ms. Wolfson resigned as Chief Financial Officer effective February 24, 2026. David Rokach was appointed as Chief Financial Officer effective February 27, 2026.

Dr. Merav Bassan

Pursuant to an employment agreement dated August 26, 2019, by and between BiomX Ltd. and Dr. Bassan, as the Chief Development Officer of BiomX Ltd., as amended, Dr. Bassan was entitled to a base salary of NIS 62,800, or approximately $16,978, per month, and an additional gross payment of NIS 15,700, or approximately $4,244, per month for up to 40 hours per month worked outside of normal business hours and normal business days (together with the base salary, Dr. Bassan’s Salary). BiomX Ltd. also made customary contributions on Dr. Bassan’s behalf to a pension fund or a managers insurance company, at Dr. Bassan’s election, in an amount equal to 8.33% of Dr. Bassan’s Salary, allocated to a fund for severance pay, and an additional amount equal to 7.30% of Dr. Bassan’s Salary in case Dr. Bassan is insured through a managers insurance policy, or 6.50% of Dr. Bassan’s Salary in case Dr. Bassan is insured through a pension fund, which shall be allocated to a provident fund or pension plan. In case Dr. Bassan chose to allocate her pension payments to a managers insurance policy (and not a pension fund), the Company also insured her under a work disability insurance policy at the rate required to insure 75% of Dr. Bassan’s Salary and for this purpose contributed an amount of up to 2.50% of the Salary insured in such insurance policy for disability insurance. These payments were in lieu of statutory severance pay that Dr. Bassan would otherwise be entitled to receive from BiomX Ltd. in accordance with the Severance Pay Law. BiomX Ltd. also contributed 7.50% of Dr. Bassan’s monthly Salary to a recognized educational fund. The Company reimbursed Dr. Bassan for automobile maintenance and transportation expenses of NIS 2,500, or approximately $676, per month. Dr. Bassan was also entitled to non-statutory 9 months severance, upon either (i) resignation with a good reason, or (ii) termination without cause (as the terms good reason and cause would be defined by the parties, consistent with the Company’s past practice), provided that Dr. Bassan waived all claims and continued to comply with the other terms of her employment agreement. On March 24, 2025, the Board approved a cash payment equal to three months’ salary for Dr. Bassan on the account of her existing personal non-statutory severance agreement. Following the payment, Dr. Bassan’s non-statutory severance was reduced to six months. Dr. Bassan resigned as Chief Development Officer effective February 24, 2026.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table provides information regarding equity awards held by the named executive officers that were outstanding as of December 31, 2025:

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jonathan Solomon	11/13/2016	882	—	102.17	01/07/2027
	03/26/2017	959	—	321.36	03/26/2027
	05/22/2018	1,062	—	374.88	05/21/2028
	03/29/2019	1,499	—	385.80	03/29/2029
	03/25/2020	200	—	1,179.90	03/25/2030
	03/30/2021	211	—	1,333.80	03/30/2031
	03/29/2022	722	49	267.90	03/29/2032
	08/22/2022	429	98	125.40	08/23/2032
	03/01/2023	1,485	673	76.00	03/01/2033
	07/11/2024	6,259	13,768	68.97	07/11/2034
	04/14/2025	—	20,027	10.22	04/14/2035

Dr. Merav Bassan	10/10/2019	1,000	—	1,899.55	10/10/2029
	03/30/2021	66	—	1,333.80	03/30/2031
	03/29/2022	358	18	267.90	03/29/2032
	08/22/2022	324	71	125.40	08/23/2032
	03/01/2023	363	164	76.00	03/01/2033
	07/11/2024	1,563	3,437	68.97	07/11/2034
	04/14/2025	—	5,000	10.22	04/14/2035

Marina Wolfson	03/25/2020	50	—	1,179.90	03/25/2030
	03/30/2021	47	—	1,333.80	03/30/2031
	03/29/2022	179	9	267.90	03/29/2032
	08/22/2022	324	71	125.40	08/23/2032
	10/29/2023	159	156	52.25	10/29/2033
	03/01/2023	363	164	76.00	03/01/2033
	07/11/2024	1,563	3,437	68.97	07/11/2034
	04/14/2025	—	5,000	10.22	04/14/2035

Compensation of Directors

We maintain a non-employee director compensation policy, pursuant to which each non-employee director receives an annual retainer of $35,000. In addition, (i) the chairman of the Board receives an additional annual retainer of $65,500; (ii) each member of our Audit, Compensation and Nominating and Corporate Governance Committees receives an additional annual retainer of $5,000 per committee; and (iii) each chairperson of our Audit, Compensation and Nominating and Corporate Governance Committees receives an additional annual retainer of $5,000 per committee. We pay all amounts in quarterly installments. We also reimburse each of our directors for their reasonable travel, lodging and other out-of-pocket expenses incurred relating to their attendance at Board and committee meetings. Each non-employee director also receives an annual award of options to purchase our Common Stock. One-fourth of each annual option award vests on the first anniversary of the date of grant, and the remainder of the annual option award vests in 12 equal quarterly installments, subject to such director’s continued service on the Board.

The following table sets forth information regarding the compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Dr. Russell Greig(3)	100,500	62,600	—	163,100
Susan Blum(4)	50,000	39,873	—	89,873
Jesse Goodman(5)	39,000	39,873	—	78,873
Jonathan Leff(6)	40,000	39,873	—	79,873
Greg Merril(4)	39,000	39,873	—	78,873
Dr. Alan Moses(7)	45,000	31,389	—	76,389
Edward Williams(4)	42,500	29,893	—	72,393
Total	356,000	283,374	—	639,374

(1)	Amounts in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718.

(2)	In 2025, the Company granted options to directors according to the following structure: 927 options to each continuing non-employee director and 1,853 options to the Chairman of the Board. The Company’s policy is to grant options based, among other things, on the recommendations of a compensation consultant.

(3)	Dr. Greig resigned as Chairman of the Board and from the Board effective March 4, 2026. His resignation did not result from any disagreement with the Company.

(4)	Ms. Blum, Mr. Merril and Mr. Williams each resigned from the Board effective February 25, 2026. None of the resignations resulted from any disagreement with the Company.

(5)	Mr. Goodman resigned from the Board effective February 11, 2026 for personal reasons.

(6)	Mr. Leff resigned from the Board effective February 9, 2026 for personal reasons. Director fees for Mr. Leff were paid to Deerfield Management Company, L.P.

(7)	Dr. Moses resigned from the Board effective February 19, 2026 for personal reasons.

The Company’s Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not have any formal policy that requires the Company to grant, or avoid granting, equity-based compensation at certain times. We do not grant equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, and do not time the public release of such information based on award grant dates. The timing of any equity grants to executive officers or directors in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date by: (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each of the Company’s named executive officers; and (iv) all of the Company’s current directors and executive officers as a group. As of the Record Date, there were 6,543,516 shares of Common Stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of Common Stock subject to options, warrants, or other rights exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such securities for purposes of computing the percentage of ownership of such person, but are not treated as outstanding for purposes of computing the percentage of any other person.

The column entitled “Percentage of Shares Beneficially Owned (%)” is based on a total of 6,543,516 shares of our common stock outstanding as of the Record Date. Except as otherwise set forth below, the address of the beneficial owner is c/o BiomX Inc. 1167 Massachusetts Avenue, Arlington, MA 024761. Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Outstanding Shares
5% or Greater Stockholders:
Gur Aryeh Segal(1)	600,000	9.17%
Elad Shohat(2)	350,000	5.35%
Reuven Yeganeh(3)	(3)	(3)

Directors and Named Executive Officers:
Michael Oster		*
David Rokach		*
Reuven Yeganeh(3)	(3)	(3)
Liat Bidas		*
Guy Arieli		*
Shaked Ran		*
Amir Shalom		*
All directors and executive officers as a group (7 persons)	(3)	(3)

(1)	The address of Gur Aryeh Segal is 12/15 Shlomo Ben Yosef St, Tel Aviv, Israel.

(2)	The address of Elad Shohat is 116 Ben Zvi, Natanya, Israel.

(3)	Mr. Yeganeh is an affiliate of the Buyer under the Securities Purchase Agreement dated December 26, 2025. Includes shares of Common Stock issuable upon conversion of 3,300 shares of Series Y Convertible Preferred Stock and shares of Common Stock issuable upon exercise of warrants, in each case within 60 days of the Record Date, subject to beneficial ownership limitations. The exact number of shares beneficially owned by Mr. Yeganeh is subject to confirmation based on conversions and exercises effected through the Record Date.

*	Represents beneficial ownership of less than 1% of the outstanding Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2025, regarding shares of Common Stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
2019 Omnibus Long-Term Incentive Plan	1,797,391	$4.20	5,818,677
2015 Employee Stock Option Plan	204,974	$3.18	—
Total	2,002,365	$4.09	5,818,677

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment on such matters.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Board of Directors and Executive Officers” and “Equity Compensation Plan Information” (to the extent permitted by the rules of the SEC) will not be deemed incorporated by reference unless specifically provided otherwise in such filing.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The Company will announce the date of the next Annual Meeting of Stockholders in a separate filing with the SEC. Stockholders who wish to present proposals for inclusion in the proxy statement and form of proxy for the next Annual Meeting must submit their proposals to the Secretary of the Company at the Company’s principal executive offices no later than the deadline set forth in the Company’s next Annual Meeting proxy statement or applicable SEC rules.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov. You may also obtain copies of these documents, free of charge, from the Company’s website at www.biomx.com under the “Investors” section, or by writing to the Company at: BiomX Inc., 1167 Massachusetts Avenue, Arlington, MA 02476, Attention: Corporate Secretary.

TRANSFER AGENT

The transfer agent and registrar for the Company’s Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you share an address with another stockholder and have received only one set of proxy materials, you may write or call the Company to request a separate copy of these materials at no cost to you. For future Special Meetings or Annual Meetings, you may request separate copies of the proxy materials, or request that the Company send only one set of proxy materials if you are receiving multiple copies, by writing to: BiomX Inc., 1167 Massachusetts Avenue, Arlington, MA 02476, Attention: Corporate Secretary, or by calling (844) 972-0500.

By Order of the Board of Directors,

Michael Oster

Chief Executive Officer

Arlington, Massachusetts

March 25, 2026

APPENDIX A

BIOMX INC.

2026 EQUITY INCENTIVE PLAN

BIOMX INC.

2026 EQUITY INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the BiomX Inc. 2026 Equity Incentive Plan (the “Plan”) is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of BiomX Inc., a Delaware corporation (the “Company”), and its Subsidiaries and Affiliates, by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts with the long-term interests of the Company’s stockholders. The Plan is intended to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company’s stockholders.

The Plan shall become effective upon its approval by the stockholders of the Company at an Extraordinary Special Meeting of Stockholders scheduled for April 10, 2026 (the “Effective Date”). Prior plans of the Company, including the Amended and Restated 2019 Omnibus Long-Term Incentive Plan, shall remain in effect with respect to awards previously granted thereunder, but no new awards shall be granted under any prior plan following the Effective Date.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, as determined by the Plan Administrator.

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Other Stock-Based Award granted under the Plan.

“Award Agreement” means the written or electronic agreement, notice, or other instrument or document evidencing the terms and conditions of an Award, including any amendment thereto, as approved by the Plan Administrator.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in the Participant’s employment agreement or other applicable agreement with the Company or a Subsidiary, or if no such definition exists, shall mean (i) the Participant’s willful and continued failure to perform assigned duties, (ii) the Participant’s engagement in dishonesty, illegal conduct, or gross misconduct that is materially harmful to the Company, (iii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony, (iv) the Participant’s breach of any material provision of any agreement with the Company, or (v) the Participant’s willful violation of a material Company policy.

“Change in Control” shall have the meaning set forth in Section 12 of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan, comprised of two or more members of the Board, each of whom is intended to qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “independent director” under the applicable listing rules of the NYSE American or any other national securities exchange on which the Common Stock is then listed.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” means BiomX Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

“Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code, or as otherwise determined by the Plan Administrator in its sole discretion.

“Effective Date” means April 10, 2026, the date on which the Plan is approved by the stockholders of the Company.

“Eligible Person” means any employee, officer, or director of the Company or a Subsidiary, or any consultant, agent, advisor or independent contractor who provides bona fide services to the Company or a Subsidiary that (a) are not in connection with the offer and sale of securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, as of any date, (i) the closing sale price of a share of Common Stock as reported on the NYSE American (or such other national securities exchange on which the Common Stock is then listed) on such date, or if no sale is reported on such date, the closing sale price on the most recent preceding date on which a sale was reported, or (ii) if the Common Stock is not listed on any national securities exchange, such value as determined by the Plan Administrator in good faith in compliance with Section 409A of the Code.

“Incentive Stock Option” or “ISO” means an Option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to be, or does not qualify as, an Incentive Stock Option.

“Option” means a right to purchase shares of Common Stock at a specified exercise price, granted pursuant to Section 6 of the Plan.

“Other Stock-Based Award” means an Award granted pursuant to Section 11 of the Plan.

“Participant” means an Eligible Person who has been granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan, the vesting or settlement of which is contingent upon the achievement of one or more Performance Goals.

“Performance Goals” means the criteria and objectives determined by the Plan Administrator that shall be satisfied or met as a condition to the grant, exercisability, vesting, or settlement of an Award, as further described in Section 10.

“Performance Period” means the period of time determined by the Plan Administrator during which Performance Goals must be achieved with respect to a Performance Award.

“Plan” means this BiomX Inc. 2026 Equity Incentive Plan, as it may be amended from time to time.

“Plan Administrator” means the Board or the Committee, as applicable pursuant to Section 3 of the Plan.

“Restricted Stock” means shares of Common Stock granted pursuant to Section 8 of the Plan that are subject to restrictions on transfer and/or a risk of forfeiture.

“Restricted Stock Unit” or “RSU” means an Award granted pursuant to Section 9 of the Plan, representing the right to receive one share of Common Stock (or the cash equivalent thereof) upon satisfaction of applicable vesting conditions.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

“Section 409A” means Section 409A of the Code, together with any Department of Treasury regulations and other interpretive guidance issued thereunder.

“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 7 of the Plan, representing the right to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over a specified base price.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that with respect to Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to “subsidiary corporation” under Section 424(f) of the Code.

“Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation, or acquisition of property or stock.

“Ten Percent Stockholder” means an individual who, at the time an ISO is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary.

SECTION 3. ADMINISTRATION

(a) Administration of the Plan. The Plan shall be administered by the Board. The Board may, in its sole discretion, delegate all or any portion of its authority under the Plan to the Committee. To the extent of any such delegation, references in the Plan to the “Plan Administrator” shall be deemed to refer to the Committee. In the event that the Board does not delegate administration of the Plan to the Committee, references in the Plan to the “Plan Administrator” shall be deemed to refer to the Board. The Board may, at any time, revest in itself any or all of the authority previously delegated to the Committee.

(b) Powers of the Plan Administrator. Subject to the provisions of the Plan, the Plan Administrator shall have full and exclusive authority to:

(i) select the Eligible Persons to whom Awards are granted;

(ii) determine the type or types of Awards to be granted to each Participant;

(iii) determine the number of shares of Common Stock to be covered by each Award;

(iv) determine the terms and conditions of any Award, including, without limitation, the exercise price, base price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions, or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award;

(v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, shares of Common Stock, other Awards, or other property;

(vi) determine whether, to what extent, and under what circumstances cash, shares of Common Stock, other Awards, or other property payable with respect to an Award shall be deferred either automatically or at the election of a Participant;

(vii) construe and interpret the Plan and any Award Agreement, and to establish, amend, or waive rules and regulations for the Plan’s administration;

(viii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Award Agreement;

(ix) amend the terms of any outstanding Award, subject to Section 18; and

(x) make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

(c) Decisions Final. All decisions, interpretations, and other actions of the Plan Administrator shall be final, conclusive, and binding on all persons, including the Company, any Participant, any stockholder, and any Eligible Person. A majority of the members of the Plan Administrator may determine its actions.

(d) Indemnification. No member of the Board or the Committee, and no officer or employee of the Company acting on behalf of the Plan Administrator, shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or any Award. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or any person for whom such person is a legal representative, is or was a member of the Board, a member of the Committee, or an officer or employee of the Company acting on behalf of the Plan Administrator.

(e) Delegation. To the extent permitted by applicable law, the Plan Administrator may delegate to one or more officers of the Company the authority to grant Awards to Eligible Persons who are not subject to the reporting and other provisions of Section 16 of the Exchange Act; provided, that such delegation shall specify the maximum number of shares of Common Stock subject to Awards that such officer or officers may grant and shall be subject to such other terms and conditions as the Plan Administrator may impose.

SECTION 4. SHARES SUBJECT TO THE PLAN

(a) Authorized Number of Shares. Subject to adjustment from time to time as provided in Section 14 and the automatic increase set forth in Section 4(c) below, the aggregate number of shares of Common Stock initially available for issuance under the Plan shall be One Million Three Hundred Ninety Thousand (1,390,000) shares (the “Initial Share Reserve”). Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

(b) Share Recycling.

(i) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates, or is canceled prior to the issuance of shares thereunder, or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan.

(ii) Any shares of Common Stock (A) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (B) covered by an Award that is settled in cash or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan.

(iii) The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject to or paid with respect to an Award.

(iv) Awards granted under the Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction (“Substitute Awards”) shall not reduce the shares available for grant under the Plan but shall count against the maximum number of shares that may be issued upon the exercise of Incentive Stock Options.

(c) Evergreen Provision; Automatic Annual Increase. The aggregate number of shares of Common Stock available for issuance under the Plan shall automatically increase on January 1 of each year, for a period of ten (10) years, commencing on January 1, 2027 and ending on (and including) January 1, 2036 (each, an “Evergreen Date”), in an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year (each, an “Annual Increase” and collectively, the “Evergreen Mechanism”). Notwithstanding the foregoing, the Board may act prior to the Evergreen Date of a given year to provide that there shall be no Annual Increase for such year or that the Annual Increase for such year shall be a lesser number of shares of Common Stock than would otherwise be provided pursuant to this Section 4(c). For the avoidance of doubt, up to the maximum number of shares of Common Stock added pursuant to this Section 4(c) may be issued pursuant to Incentive Stock Options.

(d) Substitute Awards. The Plan Administrator may also, without limitation, have the authority to grant Awards as an alternative to, or as the form of payment for, grants or rights earned or due under other compensation plans or arrangements of the Company.

(e) Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date of grant; provided, however, that up to five percent (5%) of the shares of Common Stock available for issuance under the Plan may be granted without regard to such minimum vesting requirement. Nothing in this Section 4(e) shall preclude the Plan Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with a Participant’s death, Disability, retirement, or in connection with a Change in Control, or as otherwise provided herein.

SECTION 5. ELIGIBILITY

(a) General. An Award may be granted to any Eligible Person whom the Plan Administrator from time to time selects. The Plan Administrator’s determination of which Eligible Persons shall receive Awards, and the type, amount, and terms thereof, need not be uniform and may be made selectively among Eligible Persons, whether or not such persons are similarly situated.

(b) Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary (within the meaning of Section 424(f) of the Code). Non-employee directors and consultants are not eligible to receive Incentive Stock Options.

(c) Non-U.S. Participants. The Plan Administrator may adopt sub-plans or establish special rules or procedures for the purpose of accommodating the laws and customs of, or achieving favorable tax treatment under the laws of, any jurisdiction other than the United States in which any Eligible Person may reside or provide services.

SECTION 6. STOCK OPTIONS

(a) Grant of Options. The Plan Administrator may grant Options to Eligible Persons and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of shares of Common Stock subject to the Option, the vesting schedule, and such other terms and conditions as the Plan Administrator shall determine, consistent with the Plan.

(b) Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be determined by the Plan Administrator at the time the Option is granted; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant.

(c) Term of Options. The term of each Option shall be determined by the Plan Administrator and set forth in the Award Agreement; provided, however, that no Option shall be exercisable more than ten (10) years after the date of grant. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the term shall not exceed five (5) years from the date of grant.

(d) Vesting and Exercisability. Options shall vest and become exercisable at such times and upon such terms and conditions as may be determined by the Plan Administrator and set forth in the Award Agreement. The Plan Administrator may provide for the acceleration of vesting and exercisability in the event of the Participant’s death, Disability, retirement, a Change in Control, or upon such other events as the Plan Administrator may determine.

(e) Method of Exercise. An Option shall be exercised by delivering written or electronic notice of exercise to the Company (or its designated agent) in a form approved by the Plan Administrator, specifying the number of shares of Common Stock to be purchased and accompanied by full payment of the exercise price. The exercise price may be paid in any manner approved by the Plan Administrator, which may include: (i) cash or check, (ii) delivery (including by attestation) of shares of Common Stock already owned by the Participant having a Fair Market Value on the date of exercise equal to the aggregate exercise price, (iii) through a broker-assisted “cashless exercise” arrangement, (iv) by net exercise, (v) by any other method approved by the Plan Administrator, or (vi) by any combination of the foregoing.

(f) Termination of Service. The Award Agreement shall specify the effect of a Participant’s termination of service on the exercisability and term of the Option. Unless otherwise provided in the Award Agreement:

(i) If a Participant’s service is terminated for Cause, all Options (whether or not then vested) shall terminate immediately.

(ii) If a Participant’s service is terminated by reason of death or Disability, all vested Options shall remain exercisable for a period of twelve (12) months following such termination (but not beyond the original term of the Option).

(iii) If a Participant’s service is terminated for any other reason, all vested Options shall remain exercisable for a period of ninety (90) days following such termination (but not beyond the original term of the Option).

(g) Incentive Stock Option Limitations. The aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000). To the extent that such aggregate Fair Market Value exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options. No Incentive Stock Option may be granted more than ten (10) years after the earlier of (i) the date the Plan is adopted by the Board or (ii) the Effective Date.

(h) No Repricing. Notwithstanding any provision of the Plan to the contrary, without the approval of the Company’s stockholders, the Plan Administrator shall not (i) reduce the exercise price of any outstanding Option, (ii) cancel any outstanding Option in exchange for a new Option with a lower exercise price, a new Award, cash, or other consideration when the exercise price of such Option exceeds the Fair Market Value of the underlying Common Stock, or (iii) take any other action that would be treated as a repricing under the applicable listing rules of the NYSE American (or such other national securities exchange on which the Common Stock is then listed).

SECTION 7. STOCK APPRECIATION RIGHTS

(a) Grant of SARs. The Plan Administrator may grant Stock Appreciation Rights to Eligible Persons, either alone (“freestanding SARs”) or in tandem with Options (“tandem SARs”). Each SAR shall be evidenced by an Award Agreement specifying the base price, the term, the number of shares of Common Stock to which the SAR relates, and such other terms as the Plan Administrator shall determine.

(b) Base Price. The base price per share of Common Stock subject to a SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant. In the case of a tandem SAR, the base price shall equal the exercise price of the related Option.

(c) Term. No SAR shall be exercisable more than ten (10) years after the date of grant.

(d) Exercise and Settlement. Upon exercise of a SAR, the Participant shall be entitled to receive an amount equal to the excess, if any, of the Fair Market Value of one share of Common Stock on the date of exercise over the base price, multiplied by the number of shares subject to the SAR being exercised. Such amount may be paid in cash, shares of Common Stock, or a combination thereof, as determined by the Plan Administrator and set forth in the Award Agreement.

(e) Tandem SARs. A tandem SAR may be exercised only when the related Option is exercisable and only with the surrender of the right to exercise the equivalent portion of the related Option. Upon exercise of a tandem SAR, the related Option shall be canceled to the extent of the number of shares of Common Stock with respect to which the SAR is exercised, and vice versa.

(f) No Repricing. The restrictions on repricing set forth in Section 6(h) shall apply equally to Stock Appreciation Rights.

SECTION 8. RESTRICTED STOCK

(a) Grant of Restricted Stock. The Plan Administrator may grant shares of Restricted Stock to Eligible Persons. Each Restricted Stock Award shall be evidenced by an Award Agreement specifying the number of shares, the period of restriction, the conditions of vesting, and such other terms as the Plan Administrator shall determine.

(b) Restrictions. During the period of restriction, shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as otherwise provided in the Plan or the Award Agreement. The Plan Administrator shall impose such restrictions as it may deem advisable, including, without limitation, restrictions based upon continued employment or service, the achievement of Performance Goals, or any combination thereof.

(c) Stockholder Rights. Unless otherwise determined by the Plan Administrator and set forth in the Award Agreement, a Participant holding shares of Restricted Stock shall have the rights of a stockholder of the Company, including the right to vote such shares and to receive dividends; provided, however, that any dividends paid with respect to unvested shares of Restricted Stock shall be accumulated and paid to the Participant only upon, and to the extent that, the underlying shares of Restricted Stock vest. Any accumulated dividends relating to shares of Restricted Stock that are forfeited shall also be forfeited.

(d) Lapse of Restrictions. Upon the vesting of Restricted Stock, the restrictions imposed under the Award Agreement shall lapse, and the shares shall become freely transferable (subject to applicable securities laws and Company policies). The Plan Administrator may provide for the acceleration of vesting upon such events as it shall determine.

(e) Forfeiture. Except as otherwise provided in the Award Agreement, upon a Participant’s termination of service for any reason prior to the lapse of restrictions, all unvested shares of Restricted Stock shall be forfeited and returned to the Company.

SECTION 9. RESTRICTED STOCK UNITS

(a) Grant of RSUs. The Plan Administrator may grant Restricted Stock Units to Eligible Persons. Each RSU Award shall be evidenced by an Award Agreement specifying the number of RSUs, the vesting schedule, the form and time of settlement, and such other terms as the Plan Administrator shall determine.

(b) Vesting. RSUs shall vest at such times and upon such conditions as may be determined by the Plan Administrator and set forth in the Award Agreement, including, without limitation, conditions based on continued employment or service, the achievement of Performance Goals, or any combination thereof.

(c) Settlement. Upon vesting, each RSU shall entitle the Participant to receive one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock (or a combination thereof), as determined by the Plan Administrator and set forth in the Award Agreement. Settlement shall occur on or as soon as administratively practicable following the vesting date, but in no event later than the date required to satisfy the requirements of Section 409A, unless the RSU is designed to provide for a permissible deferral of compensation in compliance with Section 409A.

(d) Dividend Equivalents. The Plan Administrator may, in its sole discretion, provide that RSUs shall accrue dividend equivalents with respect to dividends paid on shares of Common Stock. Such dividend equivalents shall be accumulated and paid to the Participant only upon, and to the extent that, the underlying RSUs vest and are settled. Any accumulated dividend equivalents relating to RSUs that are forfeited shall also be forfeited.

(e) No Stockholder Rights. A Participant holding RSUs shall have no rights as a stockholder of the Company (including no voting rights and no rights to receive dividends, other than dividend equivalents as provided in Section 9(d)) with respect to such RSUs until shares of Common Stock are issued in settlement thereof.

SECTION 10. PERFORMANCE AWARDS

(a) Grant of Performance Awards. The Plan Administrator may grant Performance Awards to Eligible Persons, payable in cash, shares of Common Stock, or a combination thereof, upon the achievement of such Performance Goals during such Performance Periods as the Plan Administrator shall establish. Each Performance Award shall be evidenced by an Award Agreement specifying the Performance Goals, the Performance Period, the potential amount of the Award, and such other terms as the Plan Administrator shall determine.

(b) Performance Goals. Performance Goals may be based on one or more of the following criteria, applied to the Company as a whole or to any Subsidiary, division, business unit, or individual, and measured on an absolute basis, relative to a peer group, relative to an index, or on such other basis as the Plan Administrator shall determine: revenue; net revenue; earnings (including earnings before interest, taxes, depreciation, and amortization); net income; operating income; operating margin; earnings per share; cash flow; free cash flow; return on equity; return on assets; return on capital; return on investment; total stockholder return; stock price; market share; customer satisfaction metrics; clinical development milestones; regulatory milestones; product development milestones; strategic milestones; cost reduction or savings; working capital; debt reduction; or any other objective or subjective criteria determined by the Plan Administrator. The Plan Administrator may provide for equitable adjustments to Performance Goals in recognition of unusual or non-recurring items, changes in applicable accounting rules, or other factors as the Plan Administrator may determine.

(c) Certification. Prior to the settlement or payment of any Performance Award, the Plan Administrator shall certify in writing (which may include approved minutes of a meeting) the extent to which the applicable Performance Goals have been achieved.

(d) Negative Discretion. Notwithstanding the achievement of any Performance Goal, the Plan Administrator shall retain the right to reduce (but not increase) the amount payable under a Performance Award.

SECTION 11. OTHER STOCK-BASED AWARDS

The Plan Administrator may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock, awards of phantom stock, and stock equivalent units) in such amounts and subject to such terms and conditions as the Plan Administrator shall determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants or the payment of amounts in cash or otherwise based in whole or in part on the value of shares of Common Stock. Each Other Stock-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

SECTION 12. CHANGE IN CONTROL

(a) Definition. For purposes of the Plan, a “Change in Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that any change in the percentage of voting power held by any one of the Company’s current directors or officers, or by the Company or a Company employee benefit plan, shall not constitute a Change in Control;

(ii) A change in the composition of the Board occurring within a twenty-four (24) month period such that a majority of the members of the Board are not Continuing Directors. “Continuing Directors” means members of the Board who either (A) have been Board members continuously for a period of at least twenty-four (24) months, or (B) have been Board members for less than twenty-four (24) months and were elected or nominated for election as Board members by at least a majority of the Continuing Directors at the time of such election or nomination (other than an election or nomination resulting from an actual or threatened election contest or proxy solicitation);

(iii) The consummation of a merger, consolidation, reorganization, or similar transaction involving the Company and any other entity, other than a transaction that results in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after such transaction; or

(iv) The consummation of a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company.

(b) Treatment of Awards. Unless otherwise provided in an Award Agreement or any other written agreement between a Participant and the Company:

(i) In the event of a Change in Control, the Plan Administrator may, in its sole discretion, provide for one or more of the following: (A) assumption, continuation, or substitution of outstanding Awards by the surviving entity (or its parent); (B) full or partial acceleration of vesting of outstanding Awards; (C) cancellation of outstanding Awards in exchange for a payment equal to the intrinsic value of such Awards (which may be zero if the exercise or base price exceeds the consideration payable in the Change in Control transaction); or (D) any combination of the foregoing.

(ii) Double-Trigger Acceleration. Unless otherwise provided in the Award Agreement, in the event that Awards are assumed, continued, or substituted in connection with a Change in Control, the vesting and exercisability of such Awards shall not be accelerated solely as a result of the Change in Control. If, however, within twenty-four (24) months following the consummation of a Change in Control, a Participant’s service is terminated by the Company (or its successor) without Cause, or by the Participant for “Good Reason” (as defined in the Participant’s Award Agreement, employment agreement, or other applicable agreement), then all outstanding Awards held by such Participant that were assumed, continued, or substituted in connection with the Change in Control shall become fully vested and exercisable.

SECTION 13. NON-EMPLOYEE DIRECTOR AWARDS

Awards may be granted to non-employee directors of the Company at such times and in such amounts as the Plan Administrator shall determine, subject to the terms and conditions of the Plan. The Plan Administrator may provide for automatic grants to non-employee directors upon initial election or appointment to the Board, upon re-election, or on an annual basis. Non-employee directors shall be eligible to receive Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards under the Plan, but shall not be eligible to receive Incentive Stock Options.

SECTION 14. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

(a) Adjustments. In the event of any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization, or other similar change in the capital structure of the Company, the Plan Administrator shall make appropriate and proportionate adjustments to: (i) the aggregate number and kind of shares of Common Stock available for issuance under the Plan (including the Initial Share Reserve and any shares added pursuant to the Evergreen Mechanism); (ii) the number and kind of shares subject to each outstanding Award; (iii) the exercise price, base price, or purchase price applicable to each outstanding Award; and (iv) any other terms of an Award that are affected by such event. Such adjustments shall be made in a manner consistent with the requirements of Sections 409A and 424 of the Code, as applicable.

(b) Corporate Transactions. In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, the Plan Administrator shall make such adjustments, and take such other actions, as it deems appropriate with respect to outstanding Awards, including, without limitation: (i) the assumption, continuation, or substitution of Awards; (ii) the acceleration of vesting; (iii) the cancellation of Awards in exchange for cash, securities, or other property; or (iv) such other actions as the Plan Administrator deems appropriate to prevent dilution or enlargement of the benefits intended to be made available under the Plan.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued pursuant to any adjustment under this Section 14. Any fractional share resulting from an adjustment shall be rounded down to the nearest whole share, and the exercise or base price shall be adjusted accordingly.

SECTION 15. TAX WITHHOLDING

(a) General. The Company shall have the right and is hereby authorized to withhold from any amounts payable to a Participant, or to require a Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state, local, and foreign tax withholding requirements (including the Participant’s FICA obligations) arising in connection with the grant, vesting, exercise, or settlement of an Award.

(b) Methods of Withholding. The Plan Administrator may, in its sole discretion, permit a Participant to satisfy any tax withholding obligations by one or more of the following methods: (i) payment in cash or check; (ii) withholding of shares of Common Stock from the Award having a Fair Market Value on the date of withholding equal to the amount required to be withheld (up to the maximum statutory withholding rate); (iii) delivery of previously acquired shares of Common Stock; (iv) through a broker-assisted cashless exercise or sale arrangement; or (v) any other method approved by the Plan Administrator. The Plan Administrator shall determine the Fair Market Value of shares withheld for tax purposes as of the date that the taxes are required to be withheld.

SECTION 16. GENERAL PROVISIONS

(a) No Right to Employment or Service. Nothing in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company or any Subsidiary, or shall interfere with or restrict in any way the right of the Company or a Subsidiary to terminate a Participant’s employment or service at any time for any reason, with or without Cause.

(b) No Rights as Stockholder. Except as otherwise provided in the Plan or an Award Agreement, no Participant shall have any rights as a stockholder of the Company with respect to shares of Common Stock subject to an Award until such shares are actually issued and delivered to the Participant.

(c) Non-Transferability. Unless otherwise determined by the Plan Administrator and set forth in the Award Agreement, no Award or interest therein may be sold, assigned, pledged, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and any attempted sale, assignment, pledge, hypothecation, transfer, or disposition shall be void and of no effect. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or, in the event of the Participant’s legal incapacity, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, permit the transfer of a Nonqualified Stock Option to a Participant’s family members, family trusts, or family partnerships or limited liability companies, subject to such conditions as the Plan Administrator may impose.

(d) Compliance with Laws. The Plan, Awards, and the issuance and delivery of shares of Common Stock under the Plan shall be subject to compliance with all applicable federal, state, local, and foreign laws, rules, and regulations (including, without limitation, applicable securities laws) and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

(e) Securities Law Restrictions. The Company shall not be obligated to issue or deliver any shares of Common Stock under the Plan unless (i) such shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available, and (ii) such issuance and delivery comply with all applicable requirements of the NYSE American (or such other national securities exchange on which the Common Stock is then listed).

(f) Legends. The Plan Administrator may require that certificates representing shares issued under the Plan bear such legends as the Plan Administrator deems necessary or appropriate to reflect any restrictions on transfer or other limitations imposed under the Plan, the Award Agreement, or applicable law.

(g) Unfunded Plan. The Plan shall be unfunded. Neither the Company nor the Board shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

(h) No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee, the Plan Administrator, nor any officer or employee of the Company guarantees to any Participant or any other person any particular tax consequences as a result of the grant, vesting, exercise, or settlement of any Award. Each Participant shall be solely responsible for all applicable taxes arising in connection with any Award.

(i) Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(j) Conditions to Issuance. The Plan Administrator may require, as a condition to the exercise of any Award or the issuance of any shares of Common Stock under the Plan, that the Participant execute and deliver such documents and agreements and provide such representations and warranties as the Plan Administrator may determine to be necessary or advisable.

SECTION 17. CLAWBACK AND RECOUPMENT

(a) General Clawback. All Awards under the Plan shall be subject to any clawback or recoupment policy that the Company may adopt from time to time, including, without limitation, any policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations of the SEC promulgated thereunder (including Rule 10D-1 under the Exchange Act), and the applicable listing rules of the NYSE American (or such other national securities exchange on which the Common Stock is then listed). By accepting an Award under the Plan, each Participant agrees to be bound by any such clawback or recoupment policy, as it may be in effect from time to time.

(b) Forfeiture for Cause. If a Participant’s service with the Company or a Subsidiary is terminated for Cause, the Plan Administrator may, in its sole discretion, require the Participant to (i) forfeit any outstanding Awards (whether or not vested), and (ii) return to the Company any shares of Common Stock received pursuant to any Award, or repay to the Company any gains realized upon the exercise or settlement of any Award, in each case during the period commencing twelve (12) months prior to such termination.

SECTION 18. TERM AND AMENDMENT OF THE PLAN

(a) Term. The Plan shall become effective on the Effective Date and shall terminate on the tenth (10th) anniversary of the Effective Date (i.e., April 10, 2036), unless sooner terminated by the Board. No Award shall be granted under the Plan after the termination of the Plan, but Awards previously granted shall remain outstanding in accordance with their terms.

(b) Amendment. The Board may, at any time, amend, alter, suspend, discontinue, or terminate the Plan; provided, however, that no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the Company’s stockholders if (i) such approval is required by applicable law, rule, or regulation (including the listing requirements of the NYSE American or such other national securities exchange on which the Common Stock is then listed), (ii) the amendment would increase the number of shares of Common Stock available for issuance under the Plan (other than pursuant to Section 4(c) or Section 14), (iii) the amendment would expand the class of individuals eligible to participate in the Plan, or (iv) the amendment would permit repricing of Options or SARs in contravention of Section 6(h) or Section 7(f).

(c) No Impairment. No amendment, alteration, suspension, discontinuation, or termination of the Plan shall materially and adversely affect the rights of any Participant under any outstanding Award without the consent of such Participant, except to the extent necessary to comply with applicable law, regulation, or listing requirement, or as otherwise permitted by the terms of the Award Agreement.

SECTION 19. SECTION 409A COMPLIANCE

(a) General. It is intended that the Plan and Awards granted hereunder shall comply with, or be exempt from, the requirements of Section 409A, and the Plan and Award Agreements shall be interpreted and administered consistent with such intent. To the extent that the Plan Administrator determines that any Award is or may become subject to Section 409A, the Plan Administrator may adopt such amendments to the Plan and the applicable Award Agreement or take such other actions as the Plan Administrator deems necessary or appropriate to (i) exempt the Award from Section 409A, or (ii) comply with the requirements of Section 409A.

(b) Separation from Service. Notwithstanding any provision of the Plan to the contrary, to the extent that any Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A, and the settlement of such Award is triggered by a termination of employment or service, such settlement shall not occur until the Participant experiences a “separation from service” within the meaning of Section 409A.

(c) Specified Employees. If a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Participant’s separation from service, and any payment or benefit to be provided under the Plan constitutes “nonqualified deferred compensation” subject to Section 409A that is payable on account of the Participant’s separation from service, then such payment or benefit shall not be made or provided until the date that is six (6) months and one (1) day following the Participant’s separation from service (or, if earlier, the date of the Participant’s death). Any payments delayed pursuant to this Section 19(c) shall be accumulated and paid in a lump sum on the first business day following the end of the six-month delay period.

(d) No Acceleration. Except as otherwise permitted under Section 409A, no payment or benefit that constitutes “nonqualified deferred compensation” subject to Section 409A shall be subject to acceleration.

SECTION 20. GOVERNING LAW

The Plan and all Award Agreements shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws, except to the extent that the laws of any other jurisdiction are mandatorily applicable.

SECTION 21. SEVERABILITY

If any provision of the Plan or any Award Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, and the Plan and any such Award Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been included therein.

SECTION 22. CONSTRUCTION

(a) Headings. The headings and captions appearing in the Plan are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan, and they shall not affect the meaning or interpretation of the Plan.

(b) Gender and Number. Whenever used in the Plan, nouns shall include each gender and the singular shall include the plural, and the plural shall include the singular, as the context may require.

(c) References. Any reference in the Plan to a Section of the Code or the Exchange Act shall be deemed to include any successor provision thereto, and any reference to any Treasury Regulation or other regulatory guidance shall include any successor regulation or guidance.

(d) Plan Not Exclusive. The adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

* * * * *

IN WITNESS WHEREOF, BiomX Inc. has caused this 2026 Equity Incentive Plan to be executed by its duly authorized officer, effective as of April 10, 2026.

BIOMX INC.

By:	/s/ Michael Oster
Name:	Michael Oster
Title:	Chief Executive Officer
Date: April 10, 2026

2026 BIOMX INC. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet - QUICK EASY FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED CONTROL NUMBER Signature______________________________Signature, if held jointly__________________________________Date_____________, 2026 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officers, please give title as such. 1. Approval of the BiomX Inc. 2026 Equity Incentive Plan. 2. Adjournment Proposal — To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes to approve Proposal 1. PROXY CARD THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. Please mark your votes like this X INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend: http://www.cstproxy.com/biomx/2026 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on April 9, 2026. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

2026 Important Notice Regarding the Internet Availability of Proxy Materials for the Extraordinary Special Meeting of Stockholders The Proxy Statement and the 2026 Equity Incentive Plan are available at: http://www.cstproxy.com/biomx/2026 The undersigned appoints Michael Oster and David Rokach, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of BiomX Inc. held of record by the undersigned at the close of business on March 23, 2026 at the Extraordinary Special Meeting of Stockholders of BiomX Inc. to be held virtually on April 10, 2026, or at any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE EXTRAORDINARY SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side) FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS BIOMX INC.